PROSPECTUS SUPPLEMENT
(To Prospectus dated August 26, 2003)


                                 Morgan Stanley

                    $750,000,000 FLOATING RATE NOTES DUE 2006
                    $750,000,000 FLOATING RATE NOTES DUE 2007
                   $1,250,000,000 FLOATING RATE NOTES DUE 2010
                        $1,750,000,000 4% NOTES DUE 2010

                           --------------------------

Interest on the floating rate notes due 2006 and the floating rate notes due 2007 will be payable on each February 9, May 9, August 9 and November 9, beginning on February 9, 2005. Interest on the floating rate notes due 2010 will be payable on each January 15, April 15, July 15 and October 15, beginning on January 15, 2005. Interest on the 4% notes due 2010 will be payable on each January 15 and July 15, beginning on July 15, 2005. The notes will not be redeemed prior to maturity.

                           --------------------------

     FLOATING RATE NOTES DUE 2006 -- PRICE 100% AND ACCRUED INTEREST, IF ANY FLOATING RATE NOTES DUE 2007 -- PRICE 100% AND ACCRUED INTEREST, IF ANY FLOATING RATE NOTES DUE 2010 -- PRICE 100% AND ACCRUED INTEREST, IF ANY
         4% NOTES DUE 2010 -- PRICE 99.649% AND ACCRUED INTEREST, IF ANY

                           --------------------------

                                                            Underwriting
                                            Price to       Discounts and      Proceeds to
                                             Public         Commissions         Company
                                         --------------    -------------    --------------
Per Floating Rate Note Due 2006......       100.000%           .200%            99.800%
Total................................     $750,000,000       $1,500,000      $748,500,000
Per Floating Rate Note Due 2007......       100.000%           .250%            99.750%
Total................................     $750,000,000       $1,875,000      $748,125,000
Per Floating Rate Note Due 2010......       100.000%           .350%            99.650%
Total................................    $1,250,000,000      $4,375,000     $1,245,625,000
Per 4% Note Due 2010.................        99.649%           .350%            99.299%
Total................................    $1,743,857,500      $6,125,000     $1,737,732,500

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers, in registered book-entry form only, through The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on November 12, 2004.

                           --------------------------

                                 MORGAN STANLEY

COMMERZBANK SECURITIES                                     MITSUBISHI SECURITIES

BLAYLOCK & PARTNERS, L.P.                               DEUTSCHE BANK SECURITIES

SAMUEL A. RAMIREZ & CO., INC.                                WACHOVIA SECURITIES


November 4, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                              Prospectus Supplement
Summary of the Offerings.....................................................S-3
Description of Notes.........................................................S-6
United States Federal Taxation..............................................S-12
ERISA.......................................................................S-14
Underwriters................................................................S-16
Legal Matters...............................................................S-18
Experts.....................................................................S-18


                                   Prospectus
Summary........................................................................3
Where You Can Find More Information............................................7
Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed
  Charges and Preferred Stock Dividends........................................9
Morgan Stanley................................................................10
Use of Proceeds...............................................................11
Description of Debt Securities................................................11
Description of Units..........................................................19
Description of Warrants.......................................................24
Description of Purchase Contracts.............................................27
Description of Capital Stock..................................................28
Forms of Securities...........................................................40
Plan of Distribution..........................................................43
Legal Matters.................................................................45
Experts.......................................................................45
ERISA Matters for Pension Plans and Insurance Companies.......................46


                           --------------------------


You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated August 26, 2003. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell, and seeking offers to buy, these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us," and "our" refer to Morgan Stanley.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

References herein to "$" and "dollars" are to United States dollars.

                            Summary of the Offerings

The following summary describes the floating rate notes due 2006, the floating rate notes due 2007, the floating rate notes due 2010 and the 4% notes due 2010 we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer.........................    Morgan Stanley

Aggregate Principal Amount.....    $750,000,000 floating rate notes due 2006,
                                   $750,000,000 floating rate notes due 2007, $1,250,000,000 floating rate notes due 2010 and $1,750,000,000 4% notes due 2010, collectively referred to as the "notes"

Maturity Date..................    November 9, 2006 for the floating rate notes
                                   due 2006,
                                   November 9, 2007 for the floating rate notes due 2007,
                                   January 15, 2010 for the floating rate notes due 2010 and
                                   January 15, 2010 for the 4% notes due 2010

Issue Date for the Notes.......    November 12, 2004

Issue Price....................    100.00% for the floating rate notes due 2006,
                                   100.00% for the floating rate notes due 2007, 100.00% for the floating rate notes due 2010 and 99.649% for the 4% notes due 2010

Initial Floating Interest
  Rate.........................    To be determined on the second London banking
                                   day immediately preceding the issue date for the floating rate notes due 2006, the floating rate notes due 2007 and the floating rate notes due 2010

Floating Interest Rate.........    3-month LIBOR plus .06% per annum for the
                                   floating rate notes due 2006

                                   3-month LIBOR plus .125% per annum for the floating rate notes due 2007

                                   3-month LIBOR plus .28% per annum for the floating rate notes due 2010

Interest Payment Dates.........    Each February 9, May 9, August 9 and November
                                   9, commencing February 9, 2005, for the
                                   floating rate notes due 2006 and the floating rate notes due 2007

                                   Each January 15, April 15, July 15 and
                                   October 15, commencing January 15, 2005, for the floating rate notes due 2010

                                   Each January 15 and July 15, commencing July
                                   15, 2005, for the 4% notes due 2010

Optional Redemption............    We may not redeem the notes prior to
                                   maturity.

Form...........................    Fully registered global notes in book-entry
                                   form

Minimum Denominations..........    $1,000 and multiples thereof

CUSIP Number...................    61746SAZ2 for the floating rate notes due
                                   2006,
                                   61746SBA6 for the floating rate notes due
                                   2007,
                                   61746SBB4 for the floating rate notes due
                                   2010 and
                                   61746SBC2 for the 4% notes due 2010

ISIN...........................    US61746SAZ20 for the floating rate notes due
                                   2006,
                                   US61746SBA69 for the floating rate notes due
                                   2007,
                                   US61746SBB43 for the floating rate notes due
                                   2010 and
                                   US61746SBC26 for the 4% notes due 2010

Trustee for the Notes..........    JPMorgan Chase Bank (formerly known as
                                   The Chase Manhattan Bank)

Delivery and Clearance.........    We will deposit the global notes representing
                                   the notes with The Depository Trust Company in New York. You may hold an interest in the global notes through The Depository Trust
                                   Company, Clearstream, Luxembourg or Euroclear
                                   Bank, as operator of the Euroclear System, directly as a participant of any such system or indirectly through organizations that are participants in such systems.

How to Reach Us................    Our principal executive offices are located
                                   at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                                      Nine Months Ended                 Fiscal Year
                                  ------------------------   -----------------------------------
                                  August 31,    August 31,
                                     2004          2003      2003   2002    2001    2000    1999
                                  ----------    ----------   ----   ----    ----    ----    ----
Ratio of earnings to fixed
   charges.....................       1.5             1.4     1.4    1.4     1.3     1.5     1.6

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

     o    income before income taxes and losses from unconsolidated investees;
          and

     o    fixed charges;

less:

o    dividends on preferred securities subject to mandatory redemption.

Income before income taxes for the nine month periods ended August 31, 2004 and 2003 does not include (loss)/gain on discontinued operations. Income before income taxes for fiscal 2001 does not include a cumulative effect of accounting change.

Fixed charges are the sum of:

     o    interest cost, including interest on deposits;

     o    dividends on preferred securities subject to mandatory redemption;
          and

     o that portion of rent expense estimated to be representative of the interest factor.

                              Description of Notes

The following description of the particular terms of the floating rate notes due 2006, the floating rate notes due 2007, the floating rate notes due 2010 and the 4% notes due 2010, which we collectively refer to as the "notes," offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus, to which description reference is hereby made. The notes are referred to in the prospectus as the "debt securities." The following summary of the notes is qualified in its entirety by reference to the senior indenture referred to in the prospectus.

General

     The floating rate notes due 2006 will initially be limited to $750,000,000 in aggregate principal amount and will mature on November 9, 2006. The floating rate notes due 2007 will initially be limited to $750,000,000 in aggregate principal amount and will mature on November 9, 2007. The floating rate notes due 2010 will initially be limited to $1,250,000,000 in aggregate principal amount and will mature on January 15, 2010. The 4% notes due 2010 will initially be limited to $1,750,000,000 in aggregate principal amount and will mature on January 15, 2010. The notes will constitute senior debt and will rank on parity with all other senior indebtedness of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to certain statutory exceptions in the event of liquidation upon insolvency. The notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below. We may create and issue additional notes with the same terms as the notes offered hereby, as applicable, so that the additional notes will form a single series with the respective series of notes offered hereby.

     We will not redeem the notes prior to maturity. The senior indenture permits the defeasance of the notes upon the satisfaction of the conditions described in the prospectus under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance." The notes are subject to these defeasance provisions.

     As used herein, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Floating Rate Notes Due 2006, 2007 and 2010

     Each floating rate note due 2006 and floating rate note due 2007 will bear interest from November 12, 2004 to, but excluding, February 9, 2005 at a rate per annum equal to the initial interest rate (the "initial floating interest rate") and thereafter at a rate per annum equal to LIBOR (as defined below) plus 6 basis points, or .06%, for the floating rate notes due 2006 and LIBOR plus
12.5 basis points, or .125%, for the floating rate notes due 2007. The initial floating interest rate will be equal to LIBOR plus .06% per annum for the floating rate notes due 2006 and LIBOR plus .125% per annum for the floating rate notes due 2007, as determined by the calculation agent as described below.

     Each floating rate note due 2010 will bear interest from November 12, 2004 to, but excluding, January 15, 2005 at a rate per annum equal to the initial floating interest rate and thereafter at a rate per annum equal to LIBOR plus 28 basis points, or .28%. The initial floating interest rate will be equal to LIBOR plus .28% per annum for the floating notes due 2010, as determined by the calculation agent as described below.

     Interest on the floating rate notes due 2006 and the floating rate notes due 2007 will be payable quarterly in arrears on February 9, May 9, August 9 and November 9 of each year, commencing February 9, 2005, to the person in whose name such notes are registered at the close of business on the preceding January 25, April 24, July 25 or October 25, as applicable (whether or not a business day). Interest on the floating rate notes due 2010 will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2005, to the person in whose name such notes are registered at the close of business on the preceding January 1, April 1, July 1 or October 1, as applicable (whether or not a business day). Each date on which interest on the floating rate notes (as defined below) is payable is referred to as a "floating interest payment date."

     Interest on the floating rate notes due 2006, the floating rate notes due 2007 and the floating rate notes due 2010 (collectively, the "floating rate notes") will be computed based on an actual/360 day count basis. Interest payments for the floating rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the floating interest payment date or maturity date (except as described below), as the case may be.

     If any floating interest payment date, other than the maturity date, falls on a day that is not a business day, the floating interest payment date will be the next day that is a business day, except if that business day is in the next succeeding calendar month, the floating interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

     The rate of interest on the floating rate notes will be reset quarterly (the "floating interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates for the floating rate notes due 2006 and the floating rate notes due 2007 will be February 9, May 9, August 9 and November 9 of each year, commencing February 9, 2005 and the floating interest reset dates for the floating rate notes due 2010 will be January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2005; provided that the interest rate in effect from November 12, 2004 to but excluding the first floating interest reset date with respect to the floating rate notes will be the applicable initial floating interest rate. If any floating interest reset date falls on a day that is not a business day, the floating interest reset date will be postponed to the next day that is a business day, except if that business day is in the next succeeding calendar month, the floating interest reset date will be the next preceding business day.

     The calculation agent for the floating rate notes is JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), which we refer to as the "calculation agent." Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date with respect to that floating rate notes.

     The calculation agent will determine the applicable initial floating interest rates on the second London banking day preceding the issue date for the floating rate notes and the interest rate for each succeeding floating interest reset period by reference to LIBOR on the second London banking day preceding the applicable floating interest reset date, each of which we refer to as a "floating interest determination date." "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The interest rate for the floating rate notes will be based on the London interbank offered rate, which we refer to as "LIBOR," and will be determined by the calculation agent as follows:

     (i) As of the floating interest determination date, LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the related floating interest reset date, that appears on Page 3750, or any successor page, on Moneyline Telerate Inc., or any successor service, at approximately 11:00 a.m., London time, on that floating interest determination date.

     (ii) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related floating interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that floating interest determination date will remain LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

     Accrued interest on any floating rate notes will be calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or if none, the initial floating interest rate. All percentages used in or resulting from any calculation of the rate of interest on a note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

4% Notes Due 2010

     Each 4% note due 2010 will bear interest from November 12, 2004 at the annual rate set forth on the cover page of this prospectus supplement. Interest on the 4% notes due 2010 will be payable semi-annually on January 15 and July 15 of each year (each a "fixed interest payment date"), commencing July 15, 2005, to the person in whose name such notes are registered at the close of business on the preceding January 1 or July 1, as applicable. Interest on the 4% notes due 2010 will be computed on the basis of a 360-day year of twelve 30-day months.

     If any fixed interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such fixed interest payment date. If the maturity date of the 4% notes due 2010 falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

     Interest payments for the 4% notes due 2010 will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the fixed interest payment date or maturity date, as the case may be.

Book-Entry, Delivery and Form

     The notes will be issued in the form of one or more fully registered global notes, the "global notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the "depositary" or "DTC," and registered in the name of Cede & Co., the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through Clearstream Banking, societe anonyme, "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V. as operator of the Euroclear System, the "Euroclear operator," if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear operator, in such capacities, the "U.S. depositaries." Because holders will acquire, hold and transfer security entitlements with respect to the notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder's rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder's relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary between it and Morgan Stanley, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

     The depositary has advised Morgan Stanley as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participant's accounts, eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

     Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

     Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

     Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of notes among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

     Investors electing to acquire notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of securities.

     Investors who are Euroclear participants may acquire, hold or transfer interests in notes by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

     The Euroclear operator further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

     Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the depositary notifies Morgan Stanley that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor clearing system is not appointed by Morgan Stanley within 90 days after receiving that notice from the depositary or upon becoming aware that the depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by the registered global notes upon delivery of the registered global notes for cancellation.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depositary in accordance with procedures established for this purpose by the depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depositary.

     A further description of the depositary's procedures with respect to the global notes is set forth in the prospectus under "Forms of Securities-Global Securities." The depositary has confirmed to Morgan Stanley, the underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the registered global notes will be made in immediately available funds. Secondary market trading between the depositary's participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

     Although the depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream,

Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

     Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of Morgan Stanley. Notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

                         United States Federal Taxation

     The following summary describes certain United States federal income and estate tax consequences of ownership and disposition of the notes based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary provides general information only and deals with original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or currencies;

     o persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction;

     o United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     o    persons subject to the alternative minimum tax;

     o persons who have ceased to be United States citizens or to be taxed as resident aliens; or

     o Non-United States Holders (as defined below) who are engaged in a trade or business in the United States.

     If you are considering the purchase of notes, you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

     As used herein, the term "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date, that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be United States Holders.

     Payments of Interest. Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received in accordance with the United States Holder's regular method of accounting for tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States Holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest, which will be treated as such) and the United States Holder's adjusted tax basis in the note. Such gain or loss generally will be treated as long term capital gain or loss if the note had been held for more than one year at the time of disposition. A United States Holder's adjusted tax basis in a note will generally be the cost of that note to that United States Holder.

     Capital gains may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates, and the deductibility of capital losses may be subject to limitations. You should consult your tax advisor regarding the treatment applicable to you.

     Backup Withholding and Information Reporting. Information returns will be filed with the Internal Revenue Service (the "IRS") in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Persons

     As used herein, the term "Non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

     o an individual who is classified as a nonresident for United States federal income tax purposes;

     o    a foreign corporation; or

     o    a nonresident alien fiduciary of a foreign estate or trust.

     Income and Withholding Tax. Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided, however, that, as discussed below, the certification requirement has been fulfilled with respect to the beneficial owner.

     Sale, Exchange or Retirement of the Notes. Generally, a Non-United States Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon a sale, exchange or retirement of a note, unless such Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and has a tax home in the United States. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard.

     Certification Requirement. Interest payments will not be exempt from withholding tax unless the Non-United States Holder of the note certifies to a Withholding Agent, as defined below, on IRS Form W-8BEN ("W-8BEN"), under penalties of perjury, that it is not a United States person. A "Withholding Agent" is generally the last United States payor (or a non-United States payor that is a qualified intermediary, United States branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a Non-United States Holder (which itself is not a Withholding Agent). Generally, this statement is made on a W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a United States taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder that is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     Under certain circumstances, institutions such as securities clearing organizations, and other entities that are not beneficial owners, may be able to provide a signed statement to the Withholding Agent that satisfies the certification requirements by stating that such institution has received a W-8BEN (or substitute form) from the beneficial owner. However, in such a case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

     Estate Tax. A note held by an individual may be subject to United States federal estate tax as a result of the individual's death if the individual (i) was a United States Holder or (ii) owned, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or, at the time of the individual's death, payments on the note would have been effectively connected to the conduct by the holder of a trade or business in the United States.

     Backup Withholding and Information Reporting. When required, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

                                      ERISA

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited and Morgan Stanley DW Inc. ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, MSDWI or any of their affiliates is a service provider, unless the notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

     Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the prohibited transaction rules of ERISA or the Code.

                                  Underwriters

     Under the terms and subject to the conditions contained in an underwriting agreement dated November 4, 2004 (the "underwriting agreement"), the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as global representative (the "underwriters"), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their names below:

                                                    Principal         Principal          Principal          Principal
                                                     amount             amount             amount             amount
                                                of floating rate   of floating rate   of floating rate    of fixed rate
Name                                             notes due 2006     notes due 2007     notes due 2010     notes due 2010
                                                ----------------   ----------------   ----------------   ---------------
Morgan Stanley & Co. Incorporated                 $ 667,500,000      $ 667,500,000     $1,112,500,000     $1,557,500,000
Commerzbank Capital Markets Corp.                    37,500,000         37,500,000         62,500,000         87,500,000
Mitsubishi Securities International plc              15,000,000         15,000,000         25,000,000         35,000,000
Blaylock & Partners, L.P.                             7,500,000          7,500,000         12,500,000         17,500,000
Deutsche Bank Securities Inc.                         7,500,000          7,500,000         12,500,000         17,500,000
Samuel A. Ramirez & Co., Inc.                         7,500,000          7,500,000         12,500,000         17,500,000
Wachovia Capital Markets, LLC                         7,500,000          7,500,000         12,500,000         17,500,000
                                                  -------------      -------------      --------------     --------------
Total                                             $ 750,000,000      $ 750,000,000      $1,250,000,000     $1,750,000,000
                                                  =============      =============      ==============     ==============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes if any notes are taken.

     The underwriters initially propose to offer part of the notes at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .125% of the principal amount of the floating rate notes due 2006, .150% of the principal amount of the floating rate notes due 2007, .200% of the principal amount of the floating rate notes due 2010 and .200% of the principal amount of the 4% notes due 2010. The underwriters may allow, and those dealers may reallow, a concession not in excess of .100% of the principal amount of the floating rate notes due 2006, ..125% of the principal amount of the floating rate notes due 2007, .150% of the principal amount of the floating rate notes due 2010 and .150% of the principal amount of the 4% notes due 2010 to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     The aggregate proceeds to Morgan Stanley are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $945,000 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and Morgan Stanley shall not have responsibility therefor.

     With respect to notes to be offered or sold in the United Kingdom, each underwriter and any dealer participating in the distribution of such notes has represented and agreed with us that:

     (1) it has not offered or sold and will not offer or sell any of those notes to persons in the United Kingdom prior to admission of those notes to listing in accordance with Part VI of the Financial Services and Markets Act 2000 (the "FSMA") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

     (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

     (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each underwriter has represented and agreed that they will not offer, transfer or sell notes, directly or indirectly, to any individual or legal entity in The Netherlands, other than to individuals or legal entities who or which trade in or invest in securities in the conduct of a profession or trade, including banks, brokers, dealers, insurance companies, pension funds, other institutional investors and commercial enterprises which regularly, as an ancillary activity, invest in securities.

     This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated and other affiliates of ours in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. Incorporated and such other affiliates of ours may act as principal or agent in such transactions.

     Morgan Stanley & Co. Incorporated is a wholly-owned subsidiary of ours. Morgan Stanley & Co. Incorporated's participation in the offering of the notes will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Mitsubishi Securities International plc is not a U.S. registered broker-dealer, and, therefore, to the extent that it offers or sells any of the notes in the United States, it will do so only through one or more U.S. registered broker-dealers in accordance with applicable U.S. securities law.

     The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     In order to facilitate the offering of the notes, the stabilizing manager may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the stabilizing manager may sell more notes than it is obligated to purchase in connection with the offering of the notes, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering. As an additional means of facilitating the offering of notes, the stabilizing manager may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the stabilizing manager repurchases previously distributed notes to cover short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. Morgan Stanley & Co. Incorporated, and its agents, will act as the stabilizing manager with respect to the notes.

                                  Legal Matters

     The validity of the notes will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP. Davis Polk & Wardwell will pass upon some legal matters relating to these notes for the underwriters. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.

                                     Experts

     The consolidated financial statements and financial statement schedules of Morgan Stanley and its subsidiaries at November 30, 2003 and 2002 and for each of the three fiscal years in the period ended November 30, 2003, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to Exhibit 99.1 of Morgan Stanley's Current Report on Form 8-K filed October 28, 2004 and Schedule I of Morgan Stanley's Annual Report on Form 10-K/A for the fiscal year ended November 30, 2003, filed on October 15, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports each express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," in 2003), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to unaudited interim financial information for the periods ended February 29, 2004, May 31, 2004 and August 31, 2004 and February 28, 2003, May 31, 2003 and August 31, 2003, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended August 31, 2004 and in Morgan Stanley's Current Report on Form 8-K filed October 28, 2004, which updates the historical financial statements included in Morgan Stanley's Quarterly Reports on Form 10-Q/A for the quarters ended February 29, 2004 and May 31, 2004 for certain discontinued operations, and incorporated by reference herein, they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


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